Exhibit 10.7

REAL PROPERTY SALES CONTRACT

SEMORAN FINANCIAL CORPORATION, a Florida corporation (“Buyer”), whose principal address is 1211 State Road 436, Suite 127, Casselberry, Florida 32727 (“Buyer’s Address”) hereby agrees to buy and WENDY’S OF N.E. FLORIDA, INC., a Florida corporation (“Seller”), whose principal address is P.O. Box 256, 4288 West Dublin-Granville Road, Dublin, Ohio 43017 (“Seller’s Address”) hereby agrees to sell for the consideration and upon the terms hereinafter set forth, the real property (the “Real Property”) located in the State of Florida, County of Seminole, and City of Casselberry, as depicted on Exhibit A attached hereto and make a part hereof, which Real Property forms a part of the Wendy’s Old Fashioned Hamburgers Restaurant commonly known as 386 Highway 435 East, Casselberry, Florida and legally described on Exhibit B attached hereto and made a part hereof (the “Wendy’s Parcel”).

Together with all easements, rights and appurtenances relating to the above-described Real Property, all buildings, improvements and fixtures located thereon, and all Seller’s right, title, and interest in and to any streets, roadways, alleys, and/or sidewalks, both public and private, adjacent to the Real Property (hereinafter, with the Real Property, collectively called the “Premises”).

ARTICLE 1 – PURCHASE PRICE

1.01.        The purchase price for the Premises shall be Two Hundred Thousand and no/100 Dollars ($200,000.00) (the “Purchase Price”), payable in immediately available funds in the form of cash, cashier’s check or certified check on the day of closing (the “Closing Date”).

ARTICLE 2 - CLOSING

2.01.        Unless otherwise extended by the provisions of this Real Property Sales Contract (the “Contract”), the closing of this transaction (the “Closing”) shall be held at the local office of the title insurance company (the “Title Insurance Company”) issuing the title insurance commitment specified in Article 7.01(a) not later than ten (10) days following the satisfaction or waiver of the contingencies specified in Article 7 below.

2.02.        The “Effective Date” of this Contract shall be the date of full execution hereof.  The date of full execution hereof shall be deemed to be the last date on which this Contract has been signed by a party hereto and all changes to the printed form of this Contract shall have been initiated by the parties; provided, that the fully executed Contract is received by the other party hereto within three (3) days of the Effective Date.  If the fully executed Contract is not received by the other party within said three (3) day period, then the Effective Date of the Contract shall be deemed to be the date the fully executed Contract is received by the other party.

ARTICLE 3 – POSSESSION

3.01.        Possession of the Premises shall be given to Buyer at the Closing in an as-is condition.

3.02.        Seller hereby represents and warrants that on the Closing Date the Real Property shall be unoccupied and free of any lease or other right of possession or claim of right of possession by any person or entity other than Buyer.

ARTICLE 4 – DEED AND OTHER DOCUMENTS

4.01.        Seller shall convey the Premises to Buyer by recordable limited or special warranty deed (the “Deed”), conveying good and indefeasible title of record to the Real Property, in fee simple, warranting title only against claims of those persons claiming by, through or under Seller, but not otherwise, and subject to the lien of real estate taxes not yet due and payable, matters of survey, and such restrictions, reservations, rights-of-way, easements and other matters of record approved in writing by Buyer or deemed approved as provided in Article 7.01(a) (the “Permitted Exceptions”).

4.02.        Notwithstanding local practice or custom to the contrary, all local, municipal, county, state and federal transfer and conveyance taxes and fees, recording costs and all closing/escrow fees shall be paid by Buyer at the Closing.

4.03.        The Deed shall contain the following disclaimer of any further warranties:

Grantor does not warrant either expressly or impliedly, the condition or fitness of the Premises conveyed, any such warranty being hereby expressly negated.  Grantee, acknowledges that it has made a complete inspection of the Premises and is in all respects satisfied with the Premises and accepts the same “as is”.

4.04.        The Real Property shall be subject to and the Deed shall contain the restriction that the Real Property shall not be used for a restaurant use, the primary business of which is the sale of hamburgers, hamburger products, hot dogs, roast beef, or chicken sandwiches (or any combination thereof).  For the purpose of this restriction, as restaurant has the aforesaid products as its primary business if fifteen percent (15%) or more of its gross sales, exclusive of taxes, beverage and dairy product sales, consists of sales of hamburgers, hamburger products, hot dogs, roast beef, or chicken sandwiches (or any combination thereof).  This restriction shall burden and run with the Real Property for a period of twenty (20) years from the date of the Closing, and shall burden the Real Property and the owners, successors, and assigns thereof.

ARTICLE 5 – TAXES AND ASSESSMENTS

5.01.        Seller shall pay or credit against the Purchase Price all real estate taxes and assessments, including penalties and interest, for all tax years preceding the Closing Date, and shall credit a portion of such taxes and assessments for the tax year in which the Closing is held, prorated through the Closing Date.  The proration of such taxes and assessments shall be based on a 365-day year and on the most recently available rate and valuation and the amount so computed and adjusted shall be final.

ARTICLE 6 – RISK OF LOSS

6.01.        The risk of loss, damage or destruction to the Premises and any improvements thereon through condemnation, fire or otherwise shall be borne by Seller until the Closing.

ARTICLE 7 – CONTINGENCIES TO CLOSING

7.01.        Buyer’s obligation to close this transaction is subject to the satisfaction or waiver by Buyer of the following contingencies:

(a)           Title Insurance.  Buyer, at Buyer’s option and expense, obtaining a title insurance commitment (the “Title Commitment”) for an ALTA standard coverage owner’s title insurance policy (the “Title Policy”).  If the Title Commitment shows any exceptions to title which are not acceptable to Buyer (“Title Defect”), Buyer shall notify Seller, in writing, of the Title Defect within the “Inspection Period” (as defined below).  All matters on the Title Commitment which are not Title Defects shall automatically be deemed Permitted Exceptions.  In the event Buyer notifies Seller of a Title Defect, Seller shall have the privilege, but not the obligation, to remove and/or satisfy any Title Defect, and shall for this purpose have a reasonable time not to exceed thirty (30) days following receipt of Buyer’s written notice of the Title Defect, Seller shall not be required to bring any action or proceeding or otherwise incur any expense to render the title to the Real Property acceptable to Buyer.  Buyer agrees that any Title Defect shall be deemed cured if Seller shall cause the Title Defect to be deleted from the Title Commitment and the Title Policy to be delivered to Buyer or shall obtain affirmative title insurance protection with respect thereto.

(b)           Survey and Soils Tests.  Buyer, at Buyer’s option and expense, (i) obtaining and approving a current survey and (ii) conducting and approving borings, percolations tests, toxic or hazardous substance tests and other tests (collectively the “Soils Tests”), which survey and Soils Tests, in Buyer’s reasonable judgment, do not disclose any conditions rendering the Premises unstable for the intended purpose of Buyer.  Seller grants to Buyer and persons designated by Buyer the right and permission to enter upon the Premises to survey the Premises and make Soils Tests, provided that said Soils Tests and survey shall be conducted so as not to damage the Premises.  Buyer agrees to indemnify and hold Seller harmless from and against any cost, damage, or expense Seller may suffer or incur including court costs or attorney fees arising out of or in connection with such surveying and Soils Tests.  If said survey or Soils Tests are unsatisfactory (“Site Defect”), Buyer shall notify Seller, in writing, of the Site Defect within the Inspection Period.  Seller shall have the privilege, but not the obligation, of correcting any Site Defect within a reasonable time not to exceed thirty (30) days following receipt of written notice from Buyer of such Site Defect.  Seller shall not be required to bring any action or proceeding or otherwise incur any expense to correct such Site Defect.

(c)           Environmental Assessment.  Buyer, at Buyer’s option and expense, obtaining and approving an environmental assessment of the Premises, which environmental assessment, in Buyer’s reasonable judgment, does not disclose any conditions either rendering the Premises unusable for the intended purpose of Buyer or showing the same to contain asbestos or other hazardous substances in amounts or levels that are in violation of, or under threat of violation of, any applicable laws, orders, rules and regulations related to protection of the environment.  Seller grants to Buyer and persons designated by Buyer the right and permission to enter upon the Premises to conduct such assessment, provided that such assessment shall be so conducted as not to damage the Premises.  Buyer agrees to indemnify and hold Seller harmless from and against any cost, damage, or expense Seller may suffer or incur, including court costs or attorneys fees, arising out of or in connection with the conduct of such assessment.  Buyer shall not disclose the results of such assessment to anyone other than Seller or Buyer’s lender, if any, and Buyer and Buyer’s lender, if any, shall keep such results confidential, except to the extent Buyer is obligated to disclose the same by applicable law, order, rule or regulation, or the same becomes an issue in any legal proceeding between Seller and Buyer.  If buyer purchases the Real Property, Buyer shall be entitled to freely disclose the results of its assessments.  If such assessment is unsatisfactory (“Environmental Defect”), Buyer shall notify Seller, in writing, of the Environmental Defect within the Inspection Period, Seller shall have the privilege, but not the obligation, of correcting any Environmental Defect within a reasonable time not to exceed thirty (30) days following receipt of written notification from Buyer of such Environmental Defect.

(d)           Architectural and Economic Feasibility.  Buyer, at Buyer’s expense, determining within the Inspection Period that the development of the Premises for Buyer’s intended purpose is architecturally and economically feasible.

(e)           Subdivision.  Buyer, at Buyer’s expense, obtaining any subdivision which may be required by the appropriate governmental authorities as a condition to the transfer of title to the Real Property, which Subdivision will designate separate parcels for the Real Property and the Wendy’s parcel.  The proposed plan of Subdivision and the legal descriptions of each parcel must be approved by Wendy’s and accepted by the appropriate governmental authorities as a condition to the transfer of title to the Real Property as a separate parcel.  Buyer covenants and agrees to use its best efforts and all due diligence to obtain the subdivision within the Inspection Period.

(f)            Site Plan.  Buyer obtaining Seller’s approval of Buyer’s sign location and site plan (collectively, the “Site Plan”) for development of the Premises.  Buyer shall submit the Site Plan to Seller for approval within thirty (30) days after the Effective Date.  If Seller fails to provide Buyer with written approval of the Site Plan within fifteen (15) days after Seller’s receipt of the Site Plan, the Site Plan shall automatically be deemed rejected by Seller.  If Seller fails to approve the Site Plan, and Seller and Buyer cannot resolve Seller’s objections to their mutual satisfaction within thirty (30) days following the submission of the Site Plan to Seller, then this Contract shall automatically terminate, the Deposit shall be refunded to Buyer and both parties shall be relieved from any obligations and/or liabilities under this Contract, unless Seller and Buyer shall mutually agree to extend the time for obtaining approval of the Site Plan by Seller, or Seller, by written notice to Buyer, waives Seller’s right to require approval of the Site Plan.

7.02.        Buyer shall have ninety (90) days following the Effective Date of this Contract in which to satisfy itself as to the contingencies referred to in paragraphs 7.01(a), (b), (c), (d), (e), and (f) (said 90-day period shall hereinafter be referred to as the “Inspection Period”).  In the event any of the aforesaid contingencies have not been satisfied within the Inspection Period and Seller is unable to cure a Title Defect, Site Defect or Environmental Defect as heretofore provided, this

Contract shall automatically terminate, the Deposit shall be refunded to buyer and both parties shall be relieved from any obligations and/or liabilities under this contract unless Buyer shall accept such conditions as Seller may be able to deliver, without reduction of the Purchase Price or any credit against the Purchase Price and without liability on the part of the Seller.  In the event Buyer fails to give Seller notice of its failure to satisfy any of the foregoing contingencies, then Buyer shall be conclusively deemed to have waived its rights under this Article 7 and the contingencies shall be deemed satisfied.

7.03.        In the event the foregoing contingencies are satisfied or waived as provided above, both parties shall proceed to the Closing.

ARTICLE 8 – BROKER

8.01.        Buyer and Seller represent that they have not dealt with any brokers who claim a commission hereunder except L. S. Simmons, whose commission shall be paid by Seller upon the Closing of this transaction.  Buyer and Seller represent and warrant to one another that no other real estate brokers or agents have been used or consulted in connection with the purchase and sale of the Real Property and each covenants and agrees to indemnify and save the other harmless from any actions, damages, fees, real estate commissions, costs, and/or expenses (including reasonable attorneys’ fees) resulting from or claimed to be due on account of the purchase and sale of the Real Property due to the acts of the indemnifying party.

ARTICLE 9 – NOTICES

9.01.        All notices, demands and requests by either party to the other shall be in writing signed by the party serving the same and shall be deemed affective upon (a) actual delivery, if delivered by personal delivery, or (b) five (5) business days after deposit in the United States Registered or certified mail, postage prepaid, return receipt requested, or (c) one (1) day after deposit with an overnight courier service for next day delivery, with postage prepaid, or (d) actual delivery if transmitted by facsimile during normal business hours (8:00 a.m. – 5:00 p.m.) for the recipient; provided, however, that the same notice is also deposited on the same day with an overnight courier for next day delivery, with postage prepaid.  If the notice is intended for Seller, it shall be delivered to P.O. Box 256 (U. S. Mail only), 4288 West Dublin-Granville Road, Dublin, Ohio 43017 Attention: Legal Department, Seller’s facsimile number is (614) 764-3243.  If the notice is intended for Buyer, it shall be sent to Buyer’s Address as provided above.  Buyer’s facsimile number is (407) 830-6538.  Either party may change its notice address hereunder by written notice to the other party.

ARTICLE 10 - DEPOSIT

10.01.      Buyer will deposit with the Title Insurance Company, within three (3) days after the Effective Date, the sum of Five Thousand and no/100 Dollars ($5,000.00) by cash, cashier’s check or certified check (the “Deposit”) which Buyer and Seller agree shall be held in trust.  At the Closing, the amount of the Deposit shall be credited against the Purchase Price or returned to Buyer.

ARTICLE 11 - DEFAULT

11.01.      If Seller defaults and fails to cure any default within fifteen (15) days after receipt of written notice from Buyer, then, upon demand of Buyer, the Deposit shall be refunded and this Contract shall automatically terminate and both parties shall be relieved from any obligations and/or liabilities under this Contract or Buyer may sue for specific performance.  If Buyer defaults and fails to cure any default within fifteen (15) days after receipt of written notice from Seller, then the Deposit shall be paid to Seller as liquidated damages, this Contract shall automatically terminate, and both parties shall be relieved from any obligations and/or liabilities under this Contract.

ARTICLE 12 – Intentionally Omitted

ARTICLE 13 – GENERAL PROVISIONS

13.01.      This Contract (including the exhibits hereto, all of which are specifically incorporated herein) constitutes the entire agreement between the parties and there are no representations, oral or written, relating to the Premises or to this transaction which have not been incorporated herein.  Any agreement hereafter made shall be ineffective to change, modify or discharge this Contract in whole or in part unless such agreement is in writing and signed by a duly authorized officer or duly authorized person on behalf of the party against whom enforcement of any change, modification or discharge is sought.

13.02.      The headings of the Articles in the Contract have been inserted for convenience only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

13.03.      If two or more persons constitute the Buyer, the word “Buyer” shall be construed as if it reads “Buyers” throughout the Contract.

13.04.      In the event of the bringing of any action or suit by either party against the other or arising out of this Contract, the party in whose favor final judgment shall have been entered shall be entitled to recover from the other party all costs and expenses of suit including reasonable attorney’s fees.

13.05.      This Contract and the rights granted in this Contract are personal unto Buyer and may not be assigned, transferred or conveyed by Buyer in whole or in part without the prior written consent of Seller.

13.06.      Time is of the essence with respect to the performance of any obligation or the delivery of any Notice required in this Contract.

13.07.      This Contract may be executed in multiple counterparts, each of which shall be considered to be an original document.

13.08.      This Contract shall inure to the benefit of and bind the parties hereto, their respective heirs, executors, administrators, personal and/or legal representatives, successors and assigns.

13.09.      The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision, and to this end the provisions of this Contract are declared to be severable.  It is the intention of the parties that, if any provision of this Contract is susceptible of two or more constructions, one which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall have the meaning that renders it enforceable.

13.10.      Unless otherwise expressly provided in this Contract, a party shall not be liable to the other party for delays or failures in performance of any of its obligations under this Contract because of acts of God; acts of a public enemy; acts of war, whether declared or undeclared; instructions; riots; fires; explosions; accidents; epidemics; quarantine restrictions; acts of government; failures of transportation; freight embargoes; strikes or other labor disputes causing work to be stopped, slowed or interrupted; or any other force majeure, provided that such delays or failures were beyond that party’s reasonable control and were not caused by its fault or negligence.  If a delay or failure of performance occurs that is excusable under this provision, the period for performance shall be extended for a time equal to the time lost because of the force majeure.

13.11.      Buyer and Seller agree to execute such instruments and documents and to undertake such actions as may be reasonably required in order to consummate the purchase and sale herein contemplated and shall use their commercially reasonable efforts to accomplish the purchase and sale in accordance with the provisions hereof.

13.12.      If any date hereunder fails on a Saturday, Sunday or legal holiday, such date shall automatically be extended until the next following business day.  For purpose of this Contract, Saturday is not a “business day.”

13.13.      The waiver or failure to enforce any provision of this Contract shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

13.14.      Except as otherwise provided herein, each of the parties shall pay its own fees and expenses in connection with this Contract.

13.15.      The provisions of this Contract are for the benefit of Buyer or Seller, and no other parties shall have any right or claim against Buyer or Seller by reason of this Contract or be entitled to benefit therefrom or to enforce any of the provisions thereof.

ARTICLE 14 – CONSTRUCTION OF CONTRACT

14.01.      Seller and Buyer hereby acknowledge that they have each read, understood and had the opportunity to be advised by legal counsel as to all of the provisions of this Contract.  Should any provision of this Contract require judicial interpretation, it is agreed that any court interpreting this Contract shall not apply a presumption that the terms hereof should be construed more strictly against one party than the other by reason of the rule that a document is to be more strictly construed against the party who prepared the document or the initial draft of the document.  Both parties acknowledge that this Contract is the product of extensive negotiations between the parties and that both parties have contributed substantially to the final preparation of the terms and provisions of this Contract.  Typewritten or handwritten provisions inserted in this Contract and initialed by both parties, and any amendment or addenda initialed or signed by both parties, shall control in the event of any conflict or inconsistency with any other provisions of this Contract, and handwritten provisions initialed by both parties shall control over typewritten provisions.

ARTICLE 15 – AUTHORITY

15.01.      By execution of this Contract, the undersigned, signing on behalf of Buyer, hereby represents and warrants that (i) this Contract has been duly authorized and executed on behalf of Buyer, and constitutes a valid and binding agreement of Buyer; (ii) Buyer has obtained all consents, releases and permissions and given all required notifications related to the transactions herein contemplated and required under any covenant, agreement or encumbrance to which Buyer is a party or by which Buyer is bound; (iii) Buyer now has, and on the date of Closing will have, full right and authority to execute and deliver this Contract, and all documents and instruments required of it for the performance of this Contract; and (iv) Buyer is now; and on the date of Closing will be, a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

15.02.      By execution of this Contract, the undersigned, signing on behalf of Seller, hereby represents and warrants that (i) this Contract has been duly authorized and executed on behalf of Seller, and constitutes a valid and binding agreement of Seller, (ii) Seller has obtained all consents, releases and permissions and given all required notifications related to the transactions herein contemplated and required under any covenant, agreement or encumbrance to which Seller is a party or by which Seller is bound; (iii) Seller now has, and on the date of Closing will have, full right and authority to execute and deliver this Contract and all documents and instruments required of it for the performance of this Contract, and (iv) Seller is now, and on the date of Closing will be a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

ARTICLE 16 – ACCEPTANCE

16.01.      Although Buyer and Seller have negotiated this Contract in full, this Contract shall be considered to be an offer made by the part first executing it, which offer shall expire at midnight EDT on               , 2007, unless fully executed counterparts of this Contract, executed by the party to whom this offer had been made, shall have been received by the offering party (in accordance with Article 9 hereof).

Signed by Buyer this 27	Signed by Seller this
day of February, 2007.	day of	, 2007

BUYER:	SELLER:

SEMONRAN FINANCIAL	WENDY’S OF N.E. FLORIDA, INC.
CORPORATION
Tax I.D. No.	Tax I.D/ No.

By:	By:

Law Dept.